Exhibit 99.1

For Immediate Release

                                                                                                Contact: Tom Lange (media), 314-746-1236

                                                                                                                John Haudrich (investors), 314-746-1266

                                                                                                                Tim McKenna (investors), 314-746-1254

                                                                                                                www.smurfit-stone.com

LOWER PRODUCTION LEVELS AND HIGHER VIRGIN FIBER COSTS

AFFECT SMURFIT-STONE’S FIRST QUARTER EARNINGS

CHICAGO, APRIL 12, 2005 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced that it expects a first quarter 2005 loss of approximately $0.07 per diluted share.  In what is a seasonally softer period, mill operating rates approximated 88% during the quarter compared to 94% in the fourth quarter 2004.  In addition, unseasonably wet weather conditions in the Southeast led to first quarter virgin fiber costs that were $0.02 per share higher compared to the previous quarter.

Despite a difficult first quarter, Patrick J. Moore, chairman, president and chief executive officer, points to a favorable outlook for the business.  “Packaging demand and inventories are healthy as we enter the seasonally stronger second quarter, which should support the implementation of previously announced containerboard and corrugated container price increases.   Key input costs such as energy and virgin fiber typically moderate in the summer.   We expect Smurfit-Stone to return to profitability in the second quarter of 2005.”

# # #

Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is one of the world’s largest collectors and marketers of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2004, as updated from time to time in the company’s Securities and Exchange Commission filings.